October 14, 2004

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. DECLARES QUARTERLY DIVIDEND

West Des Moines, IA – On October 13, 2004, the Board of Directors of West Bancorporation, Inc., (WTBA) the parent company of West Bank and WB Capital Management Inc. (d/b/a VMF Capital), declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on November 15, 2004 to shareholders of record on October 25, 2004. As of October 13, 2004, there were 16,701,843 shares of common stock outstanding.

West Bancorporation, Inc. will release its financial results for the third quarter of 2004 on October 18, 2004.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. West Bank has been serving the greater metropolitan Des Moines area for 111 years and the Iowa City area since July of 2003. West Bank focuses on lending and deposit services for consumers and small to medium sized businesses. VMF Capital, with offices in Cedar Rapids and Clive, Iowa, provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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